Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

hopTo Inc

Campbell, California

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Registration Statement on Form S-1, of our report dated April 1, 2013, relating to the consolidated financial statements of hopTo Inc (formerly known as GraphOn Corporation), appearing in the Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Walnut Creek, California

January 30, 2014